Exhibit 10.2

World Headquarters

October 1, 2012

Jeffrey S. Edwards

4514 Cross Creek Drive

Ann Arbor, MI 48108

Dear Jeff:

On behalf of Cooper-Standard Holdings Inc. (the “Company”), and at the direction of the Company’s Board of Directors (the “Board”), I am pleased to offer you the position of President and Chief Executive Officer of the Company and Cooper-Standard Automotive Inc., the Company’s principal operating entity (“CS Automotive”), on the terms provided below.

1. Title, Reporting Responsibility. As President and Chief Executive Officer of the Company and CS Automotive, you will report to the Board and will be responsible for the supervision and control of all the business and affairs of the Company and CS Automotive, subject to direction from the Board. In addition, you will be appointed to the Board of Directors of both the Company and CS Automotive.

2. Term of Employment. Your employment will commence between October 15 and November 1, 2012, on a date to be determined by you. Your employment is not for any specific duration and may be terminated at will by either you or the Company.

3. Base Salary. Your base salary from the date you commence your employment through 2013 will be at the rate of $800,000 per year and, thereafter, will be reviewed annually consistent with the Company’s practice for other senior executives.

4. Annual Incentive Plan. You will eligible for an incentive cash bonus beginning in 2013 pursuant to the Cooper-Standard Automotive Inc. Annual Incentive Plan (“AIP”). Your target annual bonus for 2013 will equal 100% of your annual base salary. Bonus payouts will be dependent on the achievement of performance targets for the year established by the Compensation Committee of the Board and approved by the Board. As a reference, for 2012, AIP participants will receive 50% of their target bonuses upon achieving 80% of the performance target (the threshold level for receiving a bonus) with the opportunity to receive 200% of the target amount (the maximum bonus) upon achieving 120% or more of the performance target which, in the case of the CEO, is based on 2012 Company-wide adjusted EBITDA. For the period beginning with the commencement of your employment through the end of 2012, you will be eligible for a partial-year bonus, at the discretion of the Board.

5. Omnibus/Long-Term Incentive Plans. You will also be eligible for long-term incentive awards under the Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan (the “Omnibus Plan”) and the Cooper-Standard Automotive Inc. Long-Term Incentive Plan (together, the “LTIP”). In recent years, LTIP awards have included both a cash and an equity component. As a reference, in 2012, the LTIP awards granted to the Company’s senior management team consisted of (i) a cash component dependent on the achievement of performance objectives over a three-year period, equal to 50% of the total LTIP target amount (with

39550 Orchard Hill Place Drive — Novi, MI 48375 — Phone: (248) 596-5900 — Fax: (248) 596-6550

Jeffrey S. Edwards

October 1, 2012

adjustments discussed below), (ii) restricted stock units vesting three years following the date of grant, with a market value at the time of the grant equal to 20% of the total LTIP target amount, and (iii) stock options with an exercise price equal to the market price of the Company’s common stock on the date of grant, vesting three years following the date of grant, with a value equal to 30% of the total LTIP target amount at the time of the grant using valuation principles consistent with GAAP. Similar to the 2012 AIP grants, the 2012 LTIP grants were structured so that actual payouts of the cash component will fall in a range between 50% and 200% of the target cash component provided that 80% or more of the applicable performance target (based on Company-wide operating cash generation over the 3-year period) is achieved.

In the first quarter of 2013, you will receive LTIP awards designed to have an aggregate value, at the time of grant, equal to 250% of your annual base salary. In addition, in the event the Fair Market Value (as defined in the Omnibus Plan) of the Company’s common stock appreciates during the period beginning on the date of this letter and ending on the date of your 2013 LTIP grant (the “Interim Period”), the equity portion of your 2013 LTIP grant (your “Base 2013 Equity Award”) will be supplemented by an additional equity award having a value equal to your Base 2013 Equity Award multiplied by a fraction, the numerator of which is the amount by which the Fair Market Value of the Company’s common stock appreciated during the Interim Period and the denominator of which is the Fair Market Value of the Company’s common stock on the last trading day prior to the commencement of the Interim Period.

6. Special Initial Equity Awards. In addition to your eligibility for equity awards under the LTIP, you will be granted the following special equity award upon the commencement of your employment:

•

An option to purchase 125,000 shares of the Company’s common stock at an exercise price of $45.00 per share (or the Fair Market Value of the Company’s common stock on the date of grant in the event it is higher than $45.00), vesting ratably over five years (20% per year on each anniversary of the grant) subject to your continued employment with the Company and expiring seven years after the grant date.

•

An option to purchase 125,000 shares of the Company’s common stock at an exercise price of $52.50 per share (or the Fair Market Value of the Company’s common stock on the date of grant in the event it is higher than $52.50), vesting ratably over five years (20% per year on each anniversary of the grant) subject to your continued employment with the Company and expiring seven years after the grant date.

The options that will be part of this special initial equity award will vest 100% immediately upon a “change of control” of the Company as defined in the Omnibus Plan.

7. Benefits and Perquisites. You will be eligible to participate in the Company’s health, welfare and retirement benefit programs, including the Company’s 401(k) Enhanced Investment Savings Plan and the Company’s Supplemental Executive Retirement Plan, on the same terms as similarly situated employees of the Company. Health and welfare benefit eligibility begins on the first day of the month following or coinciding with your employment commencement date. You will also be eligible to participate in the Company’s Executive-level leased vehicle program.

Jeffrey S. Edwards

October 1, 2012

8. Executive Severance Pay Plan. You will be eligible for coverage under the Cooper-Standard Automotive, Inc. Executive Severance Play Plan, as may be amended from time to time (the “Severance Plan”). Under the current terms of the Severance Plan, you will be eligible to receive severance pay equal to two times your annual compensation (base pay plus your prior year’s annual bonus target) and other benefits if your employment is terminated by the Company without “cause” (as defined in the Severance Plan), regardless of whether there has been a change of control of the Company. Any severance paid under the Severance Plan shall be subject to the terms and conditions of the Severance Plan.

9. Other Agreements and Requirements. As discussed, upon acceptance of the Company’s offer of employment, you will be required to sign the attached confidentiality and non-competition agreement. In addition, you will also be subject to all Company policies applicable to the Company’s employees, including but not limited to the Code of Business Conduct and Ethics of Cooper-Standard Holdings Inc. and Cooper-Standard Automotive Inc.

10. At Will Statement. Please understand that this offer does not constitute a contract or a guarantee of continued employment for any period of time. This offer supersedes any oral or prior written “offers” or verbal discussions that you have had with the Company related to employment with the Company. Any changes to this offer must be in writing and signed by you and an authorized representative of the Company. As is the case throughout the Company, employment is “at will” and may be terminated by either you or the Company at any time for any reason. Please note that the Company reserves the right to amend or terminate any or all of its employee benefit plans, compensation programs and corporate policies at any time, in its sole discretion.

We are extremely pleased that you share our enthusiasm about Cooper Standard’s future, and look forward to your leadership as we work together to accomplish the Company’s goals. This letter agreement is intended to be a binding obligation upon both the Company and you. If this letter agreement correctly reflects your understanding, please sign and return one copy to me for the Company’s records.

Sincerely,

Cooper-Standard Holdings Inc.

/s/ David J. Mastrocola
David J. Mastrocola
Lead Director

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Jeffrey S. Edwards
Jeffrey S. Edwards